EXHIBIT 99.1

           PRG-SCHULTZ AWARDED THREE YEAR RECOVERY AUDIT CONTRACT FOR
                          STATE OF CALIFORNIA MEDICARE

CMS Launches Pilot Program for Recovery Auditing; Adopts Fortune 500 Corporate Best Practice to Identify and Recover Overpayments

ATLANTA--(BUSINESS WIRE)--March 29, 2005--PRG-Schultz International, Inc. (PRG) (Nasdaq: PRGX), the world's largest recovery audit firm, announced today that the Centers for Medicare & Medicaid Services (CMS), the federal agency that administers the Medicare program, has awarded the company a contract to provide recovery audit services for the State of California's Medicare spending. California spends over $23 billion on Medicare disbursements annually. The three year contract was effective on March 28, 2005. To fully address the range of payment recovery opportunities, PRG has sub-contracted with Concentra Preferred Systems, the nation's largest provider of specialized cost containment services for the healthcare industry, which will add its clinical experience to PRG's expertise in recovery audit services.

The contract was awarded as part of a pilot program by CMS to recover overpayments on behalf of taxpayers through the use of recovery auditing.

The Administration has made the elimination of improper payments a focus of the President's Management Agenda. A January 25, 2005 report by the Office of Management and Budget, Improving the Accuracy and Integrity of Federal Payments, identified $21.7 billion in annual improper Medicare payments, 48.1 percent of the $45.1 billion reported for all Federal programs.

Medicare is the second largest Federal benefit program and represents over $250 billion in annual benefit outlays. Combined with Medicaid, the two programs constitute the largest single purchaser of healthcare in the world and 33 cents of every dollar of healthcare spent in the United States. A provision in the Medicare Prescription Drug Improvement, and Modernization Act of 2003 (MMA, P.L. 108-173) required the Department of Health and Human Services (HHS) to conduct a demonstration project to evaluate the use of recovery audit contractors in identifying Medicare underpayments and overpayments and to recoup overpayments. The section allows HHS to pay the recovery audit contractors on a contingency basis.

"In view of the documented rate of payment errors in Medicare spending, we believe that Medicare is the largest single recovery audit opportunity in the history of PRG. We are confident that CMS will see positive results from its pilot program," said John Cook, Chairman and Chief Executive Officer of PRG.

Mr. Cook added, "This contract award solidifies PRG's presence in the growing healthcare recovery audit sector and expands the work we do with the Federal Government. We have been working with our partners in many Federal and State agencies on a broad range of recovery audit and transaction assurance initiatives to reduce overpayments. The award of the Medicare contract will further allow us to assist the Government in controlling this spending for the benefit of the American taxpayer. CMS has been working hard to identify and remediate overpayments and we are pleased to see that CMS is embracing a proven practice used by most of the Fortune 500 and an increasing number of government entities. Today's contract award positions PRG for further participation in this major initiative."



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About PRG-Schultz International, Inc.

Headquartered in Atlanta, PRG-Schultz International, Inc. (PRG) is the world's leading profit improvement firm. PRG employs approximately 2,800 employees, providing clients in over 40 countries with insightful value to optimize and expertly manage their business transactions. Using proprietary software and expert audit methodologies, PRG industry specialists review client purchases and payment information to identify and recover overpayments.

Forward Looking Statements

Statements made in this news release that look forward in time, including statements regarding the anticipated success of the CMS pilot program, the extension of the program or the company's further participation in the CMS initiative, involve risks and uncertainties and are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such risks and uncertainties include the following: we will be required to expend substantial resources to prepare for and perform the CMS audit and there is no guaranty that actual revenues will justify the required expenditures; until the CMS pilot program is well underway, there will be no way to accurately predict the level of recoveries that will be achieved, and there is no guaranty that the level of recoveries will be significant; even if CMS deems the pilot program sufficiently successful to justify further ventures, there is no guaranty that it, or any other medical claims client, will award future contracts to the company. For additional risk factors concerning the company's business, please refer to our Securities and Exchange Commission filings, including our Form 10-K as filed with the Securities and Exchange Commission on March 16, 2005. The company disclaims any obligation or duty to update or modify these forward-looking statements.

CONTACT: PRG-Schultz International, Inc., Atlanta
James E. Moylan, Jr., 770/779-6605

SOURCE: PRG-Schultz International, Inc.




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